Exhibit 99.1

For more information contact: Bruce Kay 804-747-0136

FOR IMMEDIATE RELEASE

MARKEL ANNOUNCES COMPLETION OF ALTERRA ACQUISITION

Richmond, VA, May 1, 2013 — Markel Corporation (“Markel”) (NYSE: MKL) announced today that it has completed its acquisition of Alterra Capital Holdings Limited (“Alterra”) (NASDAQ: ALTE; BSX: ALTE.BH). The closing follows receipt of all necessary regulatory approvals and votes in favor of the transaction by the shareholders of the two companies in February.

Alan I. Kirshner, Chairman and Chief Executive Officer of Markel, commented: “As we have said from the outset, we believe the combination of Alterra with Markel will create a strong company in global specialty insurance and investments, with a demonstrated track record of underwriting discipline in niche market segments and proven asset management strengths that should benefit all our stakeholders.

“Over the past 83 years, Markel has built its financial and operating platform on a foundation of talented associates. We welcome the Alterra underwriting, claims and support teams, who will expand our product offerings as well as our geographic reach. With that greater underwriting depth and our enhanced financial scale, we are confident we will better serve our customers.

“We will be adding two new businesses for us, Markel Global Insurance (large commercial accounts) and Markel Global Reinsurance. They will join our existing Markel Specialty, Markel Wholesale and Markel International units. We are committed to all these businesses, which we believe fit well with our disciplined underwriting approach, on a worldwide basis.

“Markel and Alterra teams have been working diligently on integration and transition efforts in preparation for today. For our broker and client partners this should be a seamless transition—the people you dealt with yesterday are the people you will deal with today. We look forward to giving our customers the same service to which they’ve become accustomed—“scale enhanced, business as usual”.

“With our enhanced scale, approximately $23 billion in combined assets and $6 billion in shareholders’ equity, we believe we will be well positioned to take advantage of a wide range of profitable opportunities in insurance and investments.”

About Markel Corporation:

Markel Corporation is a diverse financial holding company serving a variety of niche markets. The Company’s principal business markets and underwrites specialty insurance products. In each of the Company’s businesses, it seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting and operating profits and superior investment returns to build shareholder value. Visit Markel Corporation on the web at www.markelcorp.com.

Forward Looking Statements:

This release contains statements concerning or incorporating expectations, assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. There are risks and uncertainties that may cause actual results to differ materially from predicted results in forward-looking statements. Factors that could cause actual results to differ from those predicted are set forth under “Risk Factors” or “Safe Harbor and Cautionary Statement” in the Company’s most recent reports on Forms 10-K and 10-Q. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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